Exhibit 5.1

Avocats	Linklaters LLP 35 Avenue John F. Kennedy P.O. Box 1107 L-1011 Luxembourg Telephone (352) 26 08 1 Facsimile (352) 26 08 88 88 remy.bonneau@linklaters.com

To: Moolec Science SA 17, Boulevard F.W. Raiffeisen L-2411 Luxembourg Grand Duchy of Luxembourg (the “Addressee” and “Company”)
17 April 2023

Form F-1 Registration Statement

1	Introduction

We have acted as Luxembourg legal advisers to Moolec Science SA, a company incorporated under the laws of the Grand Duchy of Luxembourg as a société anonyme with its registered office at 17, Boulevard F.W. Raiffeisen, L-2411 Luxembourg, Grand Duchy of Luxembourg, and registered with the Luxembourg Register of Commerce and Companies (Registre de commerce et des sociétés, Luxembourg) under number B 268440 in connection with the registration statement on form F-1 filed with the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933 as amended, on 14 April 2023 (the “Registration Statement”) relating to the registration with the Commission of up to 5,000,000 ordinary shares of the Company, with a nominal value of USD 0.01 each, for an aggregate amount of up to USD 50,000,000.-, that may be issued in accordance with a State of New York law governed share purchase agreement, dated 14 April 2023 entered into by and between the Company and Nomura Securities International, Inc. (the “Share Purchase Agreement”), and the payment instruction letter in relation to such Share Purchase Agreement (the “Payment Instruction Letter”, together with the Share Purchase Agreement, the “Agreements”) (each an “Ordinary Share” and collectively the “Ordinary Shares”).

Capitalised terms used in this opinion shall, unless defined herein, have the meaning as ascribed to them in the Registration Statement.

We have taken instructions solely from you.

This communication is confidential and may be privileged or otherwise protected by work product immunity.

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2	Scope of Inquiry

For the purpose of this opinion, we have reviewed the following documents:

2.1	a copy of the executed Share Purchase Agreement;

2.2	a copy of the executed Payment Instruction Letter;

2.3	a copy of the Registration Statement;

2.4	a copy of the articles of association of the Company dated 30 December 2022 (the “Articles”);

2.5	a copy of the minutes of the meeting of the board of directors of the Company (the “Board of Directors”) dated 15 April 2023, approving, inter alia, the issuance of the Ordinary Shares and the performance of the Company’s obligations under the Agreements (the “Resolutions”);

2.6	a form of confirmation by the special attorney of the board of directors of the Company regarding the issuance, if any, of Ordinary Shares (the “Director Confirmation”);

2.7	a form of notarial acknowledgment deed recording the issuance, if any, of Ordinary Shares (the “Notarial Deed”);

2.8	an excerpt of the Luxembourg Register of Commerce and Companies dated 17 April 2023 obtained from the online services of the Luxembourg Business Registers’ official website pertaining to the Company (the “Excerpt”); and

2.9	a certificate of non-inscription of judicial decisions or of administrative dissolution without liquidation dated 17 April 2023 obtained from the online services of the Luxembourg Business Registers’ official website pertaining to the Company (the “Certificate”).

3	Assumptions

For the purpose of this opinion, we have assumed, and we have not verified independently, the following:

3.1	that each signature (whether manuscript or electronic) is the genuine signature of the individual concerned and was affixed or inserted by such individual concerned or authorised to be inserted in the relevant document by the individual concerned;

3.2	that copy documents, drafts or the forms of documents provided to us are true copies of, or in the final form of, the originals;

3.3	the legal capacity and legal right under all relevant laws and regulations of all individuals signing the Agreements or who give information on which we rely;

3.4	that each person expressed to be a party to the Agreements (other than the Company) is duly incorporated and organised, validly existing under the laws of its jurisdiction of incorporation and/or the jurisdiction of its principal place of business and/or its central administration, and is fully qualified, licenced and empowered to own its assets and carry on its business in each jurisdiction in which it owns assets and carries on business;

3.5	that Agreements are within the capacity and powers of, and have been, validly authorised, executed and delivered by or on behalf of all relevant parties (other than the Company) and constitutes the legal, valid, binding and enforceable obligations of all relevant parties in accordance with their terms under all applicable laws;

3.6	that all preconditions to the obligations of the parties under all relevant documents have been satisfied or duly waived and there has been no breach of the terms of such documents;

3.7	that all authorisations and consents of any country (other than the Grand Duchy of Luxembourg) which may be required in connection with the execution, delivery and performance of the Agreements have been or will be obtained;

3.8	that the Articles have not been amended and remain in full force and effect without modification;

3.9	that Notarial Deed(s) will be passed in front of a notary in Luxembourg in order to reflect the increase (if any) of the share capital of the Company by the issue of Ordinary Shares within one month of the relevant Director Confirmation;

3.10	that the subscription price of the Ordinary Shares, if and when issued against the consideration provided for in the Agreements, will be validly paid to the Company and such payment will be evidenced by a certificate issued by the Company’s bank ascertaining availability of such subscription price prior to the issuance of such Ordinary Shares or in the event that such payment is effected by way of set-off against a claim the subscriber holds against the Company, such claim will amount to the subscription price of the Ordinary Shares, and will be uncontested, due and payable (certaine, liquide et exigible) as provided for under the Agreements;

3.11	that the Excerpt and the Certificate are correct, complete and up-to-date;

3.12	that the Resolutions are and the Director Confirmation will be true records of the proceedings described therein, that the resolutions set out in the Resolutions were validly passed and remain in full force and effect without modification;

3.13	that there have been no amendments to or termination or replacement of Agreements, and that there are and have been no dealings between the parties which affect the Agreements;

3.14	that the Company derives an economic and commercial benefit (intérêt social) from the entering into the Agreements;

3.15	that there are no provisions of the laws of any jurisdiction outside Luxembourg which would have a negative impact on the opinions we express in this legal opinion. Specifically, we have made no independent investigation of the laws of the State of Delaware or the State of New York;

3.16	that none of the parties to the Agreements has acted or will act with a view to defraud third parties’ (including creditors’) rights;

3.17	that the Ordinary Shares will be offered in circumstances where the obligation to publish a prospectus in accordance with Regulation (EU) 2017/1129 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, as amended does not apply;

3.18	that the Agreements have the same meaning under the laws by which they are governed as it would have if they were interpreted under Luxembourg law by a Luxembourg court;

3.19	that the Company has its central administration, within the meaning of the Luxembourg law of 10 August 1915 on commercial companies, as amended and the centre of its main interests, within the meaning of Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast), in Luxembourg.

3.20	that the Company complies with the provisions of the Luxembourg act dated 31 May 1999 concerning the domiciliation of companies, as amended; and

3.21	that the Board of Directors of the Company has not passed and shall not pass any resolutions that impose transfer or selling restrictions on the Ordinary Shares.

4	Opinion

Based on the documents referred to in paragraph 2 above, subject to the assumptions made in paragraph 3 and to the qualifications made in paragraph 5 and to any matters or documents not disclosed to us, we are of the following opinion:

4.1	The Company is a public limited liability company (société anonyme) and has been incorporated for an unlimited duration and is validly existing under the laws of Luxembourg.

4.2	Based on the Certificate, as at 16 April 2023, the Company has not been declared bankrupt (faillite) and is not subject to court ordered liquidation (liquidation judiciaire), composition with creditors (concordat préventif de la faillite), controlled management proceedings (gestion contrôlée), suspension of payment (sursis de paiement) or provisional administration (administration provisoire) or administrative dissolution without liquidation (dissolution administrative sans liquidation), in Luxembourg.

4.3	The Ordinary Shares, if and when issued and paid for in accordance with the Articles, the Resolutions, the Director Confirmation and Luxembourg law, will be validly issued, fully paid and non-assessable (as this term is defined under the laws of the State of New-York (U.S.), meaning that the holder of such shares shall not be liable, solely because of his or her shareholder status, for additional payments to the Company or the Company’s creditors).

5	Qualifications

The above opinions are subject to the following qualifications:

5.1	This opinion is subject to any limitations arising from bankruptcy, insolvency, liquidation, moratorium, controlled management, general settlement with creditors, recovery, resolution, reorganisation and other laws of general application relating to or affecting the rights of creditors.

5.2	Our opinion that the Company exists is based on the Articles, the Excerpt and the Certificate. It should be noted that the analysis of the Excerpt is not capable of revealing conclusively whether or not a winding up petition has been presented because notice of a winding up order or winding up resolution passed may not be filed immediately with the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés à Luxembourg). It should be also noted that the Certificate is not capable of revealing conclusively whether or not a winding up or administration petition or order has been presented or made, a receiver appointed, an arrangement with creditors proposed or approved or any other insolvency proceeding commenced in relation to the Company, as the case may be. Under Luxembourg law, the clerk’s office of the District Court (Tribunal d’arrondissement), sitting in collective proceedings has a statutory (one-month) period to officially inform the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés à Luxembourg) of the opening of such proceedings.

5.3	We do not express any opinion as to (i) the Luxembourg law of 13 January 2019 creating a Register of economic beneficiaries, as amended, and related regulations and circulars or (ii) Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, as amended (GDPR) and its delegated and/or national implementing legislation.

5.4	We do not express any opinion as to tax, accounting and regulatory matters, including but without limitation, (i) Directive 2011/61/EU of the European Parliament and of the Council of 8 June 2021 on Alternative Investment Fund Managers, as amended (AIFMD), (ii) Regulation (EU) 648/2012 of the European Parliament and of the Council of 4 July 2012 on OTC derivatives, central counterparties and trade repositories, as amended (EMIR), (iii) Directive 2014/65/EU of the European Parliament and of the Council of 15 May 2014 on markets in financial instruments, as amended (MiFID II), (iv) Regulation (EU) 600/2014 of the European Parliament and of the Council of 15 May 2014 on markets in financial instruments, as amended (MiFIR) and/or (v) Regulation (EU) 2015/2365 of the European Parliament and of the Council of 25 November 2015 on transparency of securities financing transactions and of reuse, as amended (SFTR) and, in each case, their respective EU and/or national delegated and/or implementing legislation or regulation.

5.5	The issuance of the Ordinary Shares shall require (i) a confirmation from the delegates of the Board of Directors pursuant to the Resolutions resolving on the issuance of the Ordinary Shares under the Company’s authorized share capital, and (ii) a Notarial Deed passed in front of a notary in Luxembourg recording the increase of the share capital increase of the Company by the issue of the Ordinary Shares, (iii) proof of the effective payment to the Company of the subscription price relating to the Ordinary Shares prior to their issuance, and (iv) depending on the number of Ordinary Shares to be issued by the Company, resolutions taken by the shareholders of the Company at an extraordinary general meeting of shareholders of the Company, to increase the Company’s authorized share capital.

5.6	We express no opinion as to any warranties and representations given or made by the Company (expressly or impliedly), save and insofar as the matters warranted are the subject matter of specific opinions in this letter.

5.7	We express no opinion on the validity or enforceability against all relevant parties of the Agreements or the Registration Statement in accordance with their respective terms under all relevant laws, save and insofar as such validity or enforceability are the subject matter of specific opinions in this letter.

5.8	The admissibility in evidence of the Agreements or the Registration Statement before a Luxembourg court or another Luxembourg public authority (autorité constituée) may require a complete or partial translation of such Agreements or the Registration Statement into French or German.

5.9	The issuance of Ordinary Shares, if any, shall always be made at or above the nominal value of the existing ordinary shares of the Company against payment to the Company of an amount corresponding at least to the nominal value of the Ordinary Shares plus any share premium to be paid, as the case may be, on such Ordinary Shares.

5.10	If any of the Agreements or the Registration Statement is (i) voluntarily presented to the registration formalities or (ii) appended to a document that requires mandatory registration, a registration fee (droit d’enregistrement) will be due, the amount of which will depend on the nature of the document to be registered.

5.11	The Notarial Deed(s) shall be filed by the instrumenting notary with the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés à Luxembourg) and shall published in the Luxembourg electronic platform for companies and associations (Recueil Electronique des Sociétés et Associations (RESA)) within one month from the date of the relevant Notarial Deed.

5.12	Any corporate documents relating to the Company and the publication of which is required by law are not effective (opposable) vis-à-vis third parties prior to their publication in the Luxembourg electronic platform for companies and associations (Recueil Electronique des Sociétés et Associations (RESA)), unless it is evidenced that the relevant third party had knowledge of such documents. Third parties may however rely on such documents which have not yet been published. In relation to any transactions which have occurred before the sixteenth day following the date of publication, such documents are not effective (opposable) vis-à-vis third parties who prove that it was impossible for them to have knowledge of the relevant document.

6	Luxembourg law

6.1	This opinion is given on the basis that there will be no amendments to or termination or replacement of any of the documents, authorisations and consents referred to above.

6.2	This opinion is governed by and based upon Luxembourg laws in existence as at the date hereof and as applied by the Luxembourg courts, published and presently in effect. We undertake no responsibility to notify the Addressee of this opinion of any change in the laws of Luxembourg or their construction or application after the date of this opinion.

6.3	In this opinion, Luxembourg legal concepts are expressed in English terms and not in their original French terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This opinion may, therefore, only be relied upon under the express condition that any issues of interpretation arising above will be governed by Luxembourg law and be brought before a Luxembourg court.

6.4	We express no opinion as to any laws other than the laws of Luxembourg.

7	Reliance

This opinion is issued solely for the purposes of the filing of the Registration Statement. It may not be relied upon for any other purpose without our written consent. We hereby consent to filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended. This Opinion is strictly limited to the matters stated in it.

Yours faithfully,

Linklaters LLP

by

/s/ Rémy Bonneau

Rémy Bonneau